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EXHIBIT 11.1

PLUMA, INC.

Computation of Earnings Per Common Share
--------------------------------------------------------------------------------

                                                                      (Unaudited)
                                                                     Three Months
                                                                    Ended March 31
                                                                 1998             1997

Income (loss) available to common shareholders:
  Net income (loss) available to common shareholders:       $  (881,683)       $  864,435
                                                            -----------        ----------
Weighted average common shares outstanding:
  Common shares outstanding                                   8,109,152         5,899,185
  Assumed exercise of stock options                         -----------        ----------
    Total                                                     8,109,152         5,899,185
                                                            -----------        ----------

Earnings (loss) per common share and common
  equivalent - basic and diluted                            $      (.11)       $      .15
                                                            -----------        ----------






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